SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)

Exhibit 3.1

Certificate of Amendment of the Certificate of Incorporation of
Amici Ventures, Inc.
Under Section 805 of the Business Corporation Law

          It is hereby certified that:

          1.          The name of the corporation (herein referred to as the “Corporation”) is:

Amici Ventures, Inc.

          2.          The corporation’s Certificate of Incorporation was filed with the Office of the Secretary of State on September 12, 1995.

          3.          The Certificate of Incorporation of the corporation is hereby amended as follows:

          (a)         By changing the Corporation’s name by striking out paragraph 1 thereof and by substituting in lieu of said paragraph 1 the following new paragraph:

                       “1.          The name of the corporation is Sibling Entertainment Group, Inc.”

          (b)         By substituting the following in lieu of paragraph 4 thereof, so as to increase the number of authorized shares from 30,000,000 shares of common stock, par value $0.001 per share to 100,000,000 shares common stock, par value $0.001 per share, as follows:

                       “4.          The aggregate number of shares which this corporation shall have the authority to issue is 100 million (100,000,000) shares of common stock, par value of $0.001 per share.”

          (c)         By adding the following as a new paragraph 7, permitting shareholder action to be taken by the majority vote of the issued and outstanding shares entitled to vote on such action, as follows:

                       “7.          Whenever under the provisions of the New York Business Corporation law shareholders are required or permitted to take action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

          4.          The amendment of the Certificate of Incorporation herein certified was duly authorized by unanimous written consent of the Board of Directors followed by the affirmative vote of the majority of all of the outstanding shares entitled to vote at a meeting of the shareholders of the corporation held on June 30, 2005, at which a quorum was present, in accordance with the provisions of Section 803(a) of the New York Business Corporation Law.

          IN WITNESS WHEREOF, the undersigned, being an authorized officer of the corporation, has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury, this 30th day of June, 2005.

Amici Ventures, Inc.

By:	/s/ Mitchell Maxwell

Mitchell Maxwell, President

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